RenaissanceRe Announces Board Leadership Changes
James Gibbons to Become Non-Executive Chair; Ralph Levy to Continue Board Service

PEMBROKE, Bermuda, November 16, 2015—RenaissanceRe Holdings Ltd. (NYSE: RNR) announced today that James L. Gibbons, who has been a member of the Board since 2008 and Chair of the Audit Committee since 2013, will become the Non-Executive Chair of the Board of Directors following the Company’s Annual General Meeting of Shareholders in May 2016. Ralph B. Levy, who has been a member of the Board since 2007 and Non-Executive Chair since 2011, will transition the role to Mr. Gibbons, and will continue to serve as a director of the Company, subject to his reelection at the 2016 Annual Meeting.

Kevin J. O’Donnell, Chief Executive Officer, said, “Ralph has played a central role in RenaissanceRe’s development during his five year tenure as Non-Executive Chair. My management team, fellow directors and I are thankful for his service and valuable advice. We appreciate that he will be continuing to serve on the Board in order to ensure a smooth transition.

“We are pleased to welcome James to the new role of Non-Executive Chair. He brings a breadth of skills and experiences in our industry and has a proven track record of building and leading businesses. He will be an instrumental partner in overseeing our strategy and pursuit of profitable growth.”

Mr. Levy added, “It has been a privilege to have served as the Non-Executive Chair of RenaissanceRe over the past five years. The Company has achieved significant strategic milestones over that time and is well-positioned for the challenges of the current market, and those of the future. Our succession process was robust and the entire Board joins me in congratulating James on his appointment. We are sure that James is the right person to chair RenaissanceRe for the next phase of our development.”

Mr. Gibbons is a Bermudian citizen who is Chairman of Harbour International Trust Company Limited and is the Treasurer of Edmund Gibbons Limited. Mr. Gibbons also serves as a Senior Adviser and Director of Clarien Group Limited (“Clarien”), a Bermuda-based financial company, as well as President of Bermuda Air Conditioning Limited. In June 2013, Mr. Gibbons was elected as a member of the Board of Directors of Nordic American Tankers Limited, a publicly held company. From 1999 to 2013, Mr. Gibbons served as Chair, and, from 1999 to 2010, as President and Chief Executive Officer, of Capital G Limited, a majority of the equity of which was acquired by Clarien.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three reportable segments: (1) Catastrophe Reinsurance, which includes catastrophe reinsurance and certain property catastrophe joint ventures managed by the Company’s ventures unit; (2) Specialty Reinsurance, which includes specialty reinsurance and certain specialty joint ventures managed by the Company’s ventures unit; and (3) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458.

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Investor Contact:
RenaissanceRe Holdings Ltd.
Rohan Pai, 441-295-4513
Director – Corporate Finance

Media Contact:
Kekst and Company
Peter Hill or Dawn Dover, 212-521-4800